EXHIBIT 99.3
                           INVESTOR RIGHTS AGREEMENT

     This Investor Rights Agreement (the "Agreement") is made as of November 8, 2002 among WorldWater Corp., a Delaware corporation (the "Company"), certain existing stockholders of the Company listed on Exhibit A attached hereto (the "Existing Stockholders") and the persons and entities listed on Exhibit B attached hereto (the "Investors"). The Existing Stockholders and the Investors are hereinafter collectively referred to as the "Stockholders."

                                   BACKGROUND

     WHEREAS, the Company is issuing and selling to the Investors an aggregate of up to $2 million of 10% convertible promissory notes (the "Notes"), and warrants to purchase Common Stock (the "Warrants"), pursuant to the terms of a Securities Purchase Agreement dated the date hereof, among the Investors and the Company (the "Purchase Agreement"); and

     WHEREAS, the parties hereto desire to enter into this Agreement to govern their respective rights, duties and obligations after consummation of the transactions contemplated by the Purchase Agreement.

     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set forth below:

     "Affiliate" shall mean, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

     "Board" shall mean the Board of Directors of the Company.

     "Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks located in New York, New York are not open for the general transaction of business.

     "Common Stock" shall mean the Common Stock, par value $.001 per share, of the Company and any other securities into which or for which such Common Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, consolidation, sale of assets or other similar transaction.

     "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

     "Convertible Securities" shall mean all securities of a corporation which, directly or indirectly, are convertible into or are exercisable or exchangeable for common stock of a corporation, including without limitation, stock appreciation rights, options, warrants, convertible debt instruments, convertible preferred stock, and other rights to directly or indirectly purchase, subscribe for or acquire shares of common stock, whether or not such Convertible Securities have then vested or are then exercisable or exchangeable.

     "Co-Sale Stockholder" shall mean Mr. Quentin T. Kelly and any Person who subsequently becomes a Co-Sale Stockholder by reason of being a Transferee of Co-Sale Securities pursuant to Article III hereof.

     "Existing Option Plan" means the Company's equity incentive plan as such plan was in effect on October 29, 2002, and with the shares reserved for issuance thereunder as of October 29, 2002.

     "Family Members" shall mean, with respect to a Person, such Person's spouse, direct descendants (including adopted children and stepchildren, if any), siblings, parents, mother- and father- in-law, brothers- and sisters-in-law, aunts, uncles, nieces and nephews.

     "Five Percent Stockholder" shall mean, as of the time measured, any Person who is the "beneficial owner" (as that term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, or any successor or replacement rule thereof) of Common Stock which represents five percent (5%) or more of the Common Stock then outstanding.

     "Fully-Diluted Basis" shall mean, with respect to measuring a number of shares of capital stock of a corporation or a percentage of shares of capital stock of a corporation, measuring based on all of the common stock then outstanding, assuming the conversion into common stock of all Convertible Securities then outstanding.

     "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

     "Person" shall mean an individual, corporation, partnership, joint stock company, limited liability company, joint venture, trust or unincorporated organization, or a governmental authority or any agency or political subdivision thereof, or any other business entity.

     "Subsidiary" or "Subsidiaries" or "subsidiary" or "subsidiaries" shall mean at any date, any Person of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or in the case of a partnership or limited liability company more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the Company or one or more subsidiaries of the Company.

Section 1.2 Certain Other Definitions. The following terms are defined in the following sections of this Agreement:

  Term                                               Section
  1934 Act                                           Section 5.1(b)
  Agreement                                          Lead-in
  Agreement Matters                                  Section 8.5
  Existing Stockholders                              Lead-in
  Company                                            Lead-in
  Company Securities                                 Section 2.1
  Co-Sale Securities                                 Section 3.1
  Exempt Issuances                                   Section 2.3
  Investor Director                                  Section 4.1(a)
  Investors                                          Lead-in
  New Issuance                                       Section 2.1
  New Tag-Along Exercise Notice                      Section 3.3
  New Tag-Alone Notice                               Section 3.3
  Notes                                              Lead-in
  Offer Notice                                       Section 2.1
  Offer Period                                       Section 2.1
  Price                                              Section 3.1
  Proceeding                                         Section 8.5
  Proposed Number                                    Section 3.1
  Purchase Agreement                                 Lead-in
  Representative                                     Section 4.1(c)
  SEC                                                Section 5.1(b)
  Shares                                             Section 8.11
  Stockholders                                       Lead-in
  Tag-Along Exercise Notice                          Section 3.1
  Tag-Along Notice                                   Section 3.1
  Transfer                                           Section 3.1
  Warrant                                            Lead-in

                                   ARTICLE II
                                PREEMPTIVE RIGHTS

     Section 2.1 Notice of Proposed Issuance. Except with respect to Exempt Issuances (as defined in Section 2.3 below), in the event that the Company proposes to issue any (i) shares of Common Stock, (ii) warrants, options or other rights to acquire shares of Common Stock or (iii) any notes, debentures or other securities convertible into, exercisable for or exchangeable for shares of Common Stock (collectively, "Company Securities"), the Company will deliver to the Investors a written notice (the "Offer Notice") prior to effecting any such issuance (the "New Issuance"), informing each Investor of such New Issuance and advising the Investors that upon notice to the Company given within thirty (30) days after the Offer Notice is deemed to have been given to the Investors hereunder (the "Offer Period"), they will have the right to purchase for cash (assuming the New Issuance is completed) at an amount equal to the price or other consideration (the value of which to be determined in good faith by the Board) for which such securities are proposed to be issued and on the same terms and conditions as the Company is offering such Company Securities to third-parties, a number of such securities so that, after giving effect to such New Issuance (and the conversion, exercise and exchange into or for (whether directly or indirectly) shares of Common Stock of all such Company Securities), such Investor will continue to maintain its same proportionate equity ownership in the Company on a Fully Diluted Basis as of the date of the Offer Notice (treating each Investor, for the purpose of such computation, as the holder of the number of shares of Common Stock which would be issuable to such Investor upon conversion, exercise and exchange of all securities, assuming the like conversion, exercise and exchange of all such other securities held by other Persons). The Offer Notice shall describe in reasonable detail the securities proposed to be issued by the Company and specify the number, price, payment terms, whether the offering is to the public or to a specific purchaser or purchasers, and, if to a specific purchaser or purchasers, the name(s) of such purchaser or purchasers.

     Section 2.2 Right to Purchase Company Securities.

     (a) Each Investor may indicate its desire to purchase the full number of Company Securities to which it is entitled pursuant to Section 2.1 or any lesser number, by providing written notice thereof to the Company prior to the expiration of Offer Period. The giving of such a written notice (which notice shall specify the number (or amount) of Company Securities which such Investor wishes to purchase up to such Investor's proportionate equity ownership in the Company on a Fully Diluted Basis as of the date of the Offer Notice) shall constitute an irrevocable offer of such Investor to purchase, at the price and on the terms specified in the Offer Notice, the number (or amount) of Company Securities specified in such Investor's written notice to the Company. If prior to 5:00 p.m., New York, New York time, on the last day of the Offer Period any Investor shall not have exercised its rights to purchase Company Securities pursuant to this ARTICLE II, such Investor shall be deemed to have waived any and all of its rights under this ARTICLE II with respect to the purchase of such Company Securities pursuant only to that specific Offer Notice.

     (b) The Company shall have sixty (60) days from the expiration of the Offer Period to consummate, if it so elects, the proposed issuance of any or all of such Company Securities that the Investors have not elected to purchase, at the price and upon terms that are not less favorable to the Company than those specified in the Offer Notice and, if a purchaser or purchasers was or were specified in such Offer Notice, then only to such purchaser or purchasers; provided that, if such issuance is subject to regulatory approval, such sixty
(60) day period shall be extended until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than one hundred and eighty (180) days from the date the Offer Notice is deemed to have been given to the Investors hereunder. If the Company elects to consummate such issuance, each Investor purchasing Company Securities pursuant to this Section
2.2 shall deliver a subscription agreement or purchase agreement to the Company and such other documents reasonably requested by the Company (in each case on the same terms and conditions as all other purchasers and as set forth in the Offer Notice), and at the consummation of the proposed issuance, the Company shall issue certificates representing the Company Securities to be purchased by each Investor purchasing such Company Securities registered in the name of such Investor, against payment by such Investor of the purchase price for such Company Securities. If the Company proposes to issue any class of Company Securities after the period described in the first sentence of this subparagraph
(b), the Company must again comply with the procedures set forth in this ARTICLE II.

     Section 2.3 Exempt Issuances. For purposes of this ARTICLE II, "Exempt Issuances" shall mean issuances of Company Securities (i) as a dividend, stock split or other distribution payable pro rata to all holders of Common Stock,
(ii) to employees, officers, directors or consultants of the Company pursuant to the Existing Option Plan and, only in the event that the Company has validly increased its authorized Common Stock above 100 million shares such that there are authorized shares of Common Stock available to expand the Existing Option Pool after reserving for issuance all shares of Common Stock underlying all Notes and all Warrants issuable to the Investors pursuant to the Purchase Agreement and otherwise measuring the Company's outstanding securities on a Fully-Diluted Basis, then up to an additional 3 million shares of Common Stock to be issued pursuant to the Company's then-effective equity incentive plan,
(iii) in connection with the conversion or exercise of the Notes, Warrants, or any options, warrants or other rights to purchase Common Stock (A) outstanding on the date hereof, (B) issued in accordance with the foregoing clause (ii) or
(C) which constitute a prior New Issuance with respect to which the Company complied with the provisions of this ARTICLE II, (iv) solely in consideration for the acquisition (by merger or otherwise) by the Company or any Subsidiary of the Company of assets or equity interests of another entity approved by a majority of the Board, which majority includes the Investor Director (if an Investor Director has been designated by the Investors), (v) Company Securities issued in a transaction approved by Investors holding in the aggregate a majority of the outstanding Shares (on a Fully-Diluted Basis) then held by all of the Investors, or (vi) to C. J. Lanktree for up to 70,000 shares of Common Stock.

                                  ARTICLE III
                                 CO-SALE RIGHTS

     Section 3.1 Subject Transfers; Exercise. If any Co-Sale Stockholder proposes, directly or indirectly, to transfer, sell, assign, pledge, encumber, mortgage, hypothecate, give, or otherwise dispose of, whether or not by operation of law and whether voluntarily or involuntarily (collectively, "Transfer"), to any Person an aggregate number (the "Proposed Number") of shares of Common Stock ("Co-Sale Securities") in one transaction or a series of related transactions, such Co-Sale Stockholder shall give written notice to the Investors as soon as practicable but in no event later than thirty (30) days prior to the consummation of such Transfer, which notice shall specify the name and address of the proposed Transferee, the Proposed Number of Co-Sale Securities to be Transferred, the amount and form of consideration ("Price"), and, in reasonable detail, the other terms and conditions of the proposed Transfer, and shall be accompanied by a copy of any written agreement (whether in draft or definitive form at such time) or offer relating to such Transfer (a "Tag-Along Notice"). Each Investor shall either elect or decline to participate in the proposed Transfer by delivering a written notice (a "Tag-Along Exercise Notice") to the Co-Sale Stockholder who gave the Tag-Along Notice within fifteen
(15) days after the Tag-Along Notice is deemed to have been given to the Investors. If an Investor desires to participate in the proposed Transfer upon the same terms and conditions (including at the same Price per share), then that Investor shall specify in its Tag Along Exercise Notice the number of shares of Common Stock that the Investor shall desire to so Transfer. Notwithstanding the foregoing, the provisions of this Section 3.1 shall not apply to any Transfer by any Co-Sale Stockholder of any Co-Sale Securities in any of the following circumstances, if and only if each Transferee of such Co-Sale Securities shall, immediately prior to and as a condition of such Transfer, become a party to this Agreement as both an Existing Stockholder and a Co-Sale Stockholder: (i) by gift, (ii) as collateral security for any indebtedness of such Co-Sale Stockholder, (iii) to a Family Member of such Co-Sale Stockholder, or (iv) to a trust, the sole beneficiaries of which, or to a corporation, partnership or limited liability company, the sole stockholders, partners or members, as the case may be, of which, include only such Co-Sale Stockholder and the Family Members of such Co-Sale Stockholder.

     Section 3.2 Cut-Back. If the proposed Transferee does not agree to purchase all of the securities specified in each Tag-Along Exercise Notice delivered by the Investors in addition to the Proposed Number of shares of Common Stock, no Co-Sale Stockholder shall sell any Co-Sale Securities to the proposed Transferee unless the extent to which the Investors and the Co-Sale Stockholder participate in the proposed Transfer is proportionately reduced in the manner described in the immediately following sentence. The Investors and Co-Sale Stockholder shall be entitled to Transfer a number of shares (determined on a Fully-Diluted Basis) equal to the number of shares which such Transferee has agreed to purchase from the Investors and the Co-Sale Stockholder multiplied by a fraction, the numerator of which is the number of shares (determined on a Fully Diluted Basis) owned by the Investors or Co-Sale Stockholder, as the case may be, on the last day of the fifteen (15) day Tag-Along Exercise Notice period, and the denominator of which is the total number of shares (determined on a Fully-Diluted Basis) owned by all of the Co-Sale Stockholders participating in such Transfer and the Investors on the last day of the fifteen (15) day Tag-Along Exercise Notice period. If, after any such calculation, any Investor or any Co-Sale Stockholder shall no longer desire to participate to the full extent as calculated in the immediately preceding sentence, then the Investors shall be entitled to proportionately increase their respective participation in such manner as shall be reasonably agreed upon by the remaining participating Investors.

     Section 3.3 Increases. If, after delivery of a Tag-Along Notice, but before the closing of the transactions pursuant thereto, the proposed Transferee offers to purchase from the Co-Sale Stockholder(s) an additional number of Co-Sale Securities and/or increases the Price to be paid (or otherwise improves (from the perspective of the sellers) the terms and conditions of the proposed purchase), then, within fifteen (15) days after such offer the participating Co-Sale Stockholder(s) shall give a new Tag-Along Notice ("New Tag-Along Notice") to the Investors in accordance with the provisions set forth above in
Section 3.1 for Tag-Along Notices. The Investors shall either elect or decline to participate in such offer by giving a new Tag-Along Exercise Notice (a "New Tag-Along Exercise Notice") to the Co-Sale Stockholders who gave such notice within fifteen (15) days after the New Tag-Along Notice is deemed to have been given to the Investors hereunder. All of the provisions of ARTICLE III shall apply to any Transfers subject to any New Tag-Along Notice.

     Section 3.4 Survival. If, within 120 days after the Tag-Along Notice (or New Tag-Along Exercise Notice, if applicable) is deemed to have been given to the Investors hereunder, the Co-Sale Stockholders have not completed the sale of their Co-Sale Securities in accordance with the terms described in the Tag-Along Notice (or New Tag-Along Notice, if applicable) and this ARTICLE III, then such shares shall once again be subject to this ARTICLE III.

                                   ARTICLE IV
                              CORPORATE GOVERNANCE

     Section 4.1 Board of Directors.

     (a) The Investors, as a group shall have the right, but not the obligation, to designate one (1) member for election to the Board (the "Investor Director"). If the Board is comprised of classes of directors, when and if designated by the Investors, the Investor Director shall become a member the class of directors most recently elected by the stockholders. So long as the Investors have the right to designate an Investor Director pursuant to this Section 4.1 and actually designate an Investor Director, the Company will use its best efforts to ensure that such person is included in the proxy solicitation materials for the Company's annual meeting and that such person is duly elected to the Board. The Investor Director shall also serve on the compensation committee of the Board and if formed, the executive committee of the Board. The Investor Director shall be entitled to the same perquisites, including stock options, reimbursement of expenses and other similar rights in connection with such person's membership on the Board, as each other non-executive member of the Board.

     (b) The Investors as a group shall have the right, but not the obligation, to designate two members of the Company's Advisory Board. The Company shall, promptly after designation by the Investors, cause such designee(s) to be appointed to the Company's Advisory Board.

     (c) The Investors as a group shall have the right, but not the obligation, to have one representative (the "Representative") attend as an observer all meetings of the Board (and each committee meeting thereof), provided that in the case of telephonic meetings conducted in accordance with the Company's by-laws and applicable law, the Representative shall be given the opportunity to participate in such telephonic meetings. The Company shall give the Representative written notice of every meeting of its Board (and any committee meeting thereof) at the same time and in the same manner as notice is given to the directors of the Company. The Representative shall be entitled to receive all written materials and other information given to the directors of the Company in connection with such meetings or otherwise at the same time such materials and information are given to the directors. The Representative shall be entitled to consult with and advise the Board on significant business issues with respect to the Company and its Subsidiaries. The Representative shall not be permitted to vote at any meeting of the Company's Board of Directors or be counted for purposes of determining whether there is sufficient quorum for the Company's Board of Directors to conduct its business. The parties hereto hereby acknowledge and agree that the Representative shall not owe any fiduciary or other duties to the Company or the stockholders of the Company or otherwise have any directorial or other duties or liabilities to the Company or its stockholders. Investors owning at least a majority of the Shares owned by all Investors shall designate, and may replace, the Representative with or without cause in their sole discretion by providing written notice to the Company at least five (5) Business Days prior to the taking of any such action.

     Section 4.2 Election and Removal of Directors; Filling of Vacancies. For so long as the Investors collectively hold, on a Fully-Diluted Basis, 5% or more of the Company's outstanding Common Stock, (a) each of the Existing Stockholders hereby agrees to promptly vote all of the Shares held by such Existing Stockholder and entitled to vote thereon in favor of the Investor Director at each election of directors, (b) subject to the provisions of the Company's Certificate of Incorporation, as amended or amended and restated from time to time, each Existing Stockholder shall take all action necessary to remove forthwith the Investor Director when (and only when) such removal is requested for any reason, with or without cause, by Investors owning at least a majority of the Shares (on a Fully-Diluted Basis) then owned by all Investors, and (c) in the case of the death, resignation or removal as herein provided of an Investor Director, each Existing Stockholder shall promptly vote all Shares owned by that Person to elect another individual designated by the Investors.

     Section 4.3 Meetings of the Board. The Company will cause the Board to meet at least four times each year and at least once each quarter.

     Section 4.4 Conflicting Provisions in Certificate of Incorporation or Bylaws. Each Existing Stockholder agrees to promptly vote its Shares or execute proxies or written consents, as the case may be, and to take all other actions necessary or desirable to ensure that the Company's Certificate of Incorporation and Bylaws do not at any time conflict with any provision of this Agreement.

     Section 4.5 Expenses.  The Company  shall  promptly  reimburse  each of the
Investors, the Investor Director, the Representative and/or any Person designated by the Investors to the Company's Advisory Board, for any and all out-of-pocket expenses incurred by such Person in connection with conducting Company-business.

                                   ARTICLE V
                            COVENANTS OF THE COMPANY

     Section 5.1 Affirmative Covenants. The Company agrees as follows:

          (a) The Company will retain regionally or nationally recognized independent public accountants as selected by the Board, which independent public accountants shall certify the Company's financial statements at the end of each fiscal year.

          (b) If at any time the Company shall cease to be required to make filings of reports and other documents with the Securities Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Company will deliver in writing the following to each Investor or permitted transferee of such Investor:

               (i) Within forty-five (45) days after the end of each quarter in each fiscal year, a consolidated balance sheet of the Company as of the end of such quarter and a consolidated statement of operations of the Company for the period from the beginning of the fiscal year to the end of such quarter and for the comparable periods of the immediately preceding fiscal year, in each case unaudited but prepared in accordance with GAAP and accompanied by a statement of the Chief Financial Officer or other senior executive officer of the Company to the effect that the quarterly financial statements are true, complete and correct in all material respects and have been prepared in accordance with GAAP, subject to normal year-end adjustments and the omission of notes;

               (ii) Within ninety (90) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company as of the end of such fiscal year and the related consolidated statements of operations, changes in Stockholders' equity and cash flows for the fiscal year then ended and for the immediately preceding fiscal year, prepared in accordance with GAAP and audited by the Company's independent public accountants, together with such firm's report thereon;

               (iii) Such other information regarding the business, prospects, financial condition, operations and affairs of the Company and its Subsidiaries as such Investor may reasonably request. To such end, except when necessary to preserve the confidentiality of information or to avoid real or apparent conflicts of interest, the Company will permit such Investor or transferee or such Person's authorized representatives to visit and inspect the properties and records of the Company and to discuss its business, prospects, financial condition, operations and affairs with directors, officers and employees of the Company, during normal business hours and upon reasonable notice, as often as may be reasonably requested.

          (c) The Company shall use the proceeds from the sale of the Notes and Warrants as follows: for pending revenue projects, for current working capital, and the payment of expenses pursuant to the Purchase Agreement.

          (d) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of the Notes and the Warrants. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the outstanding Notes and the Warrants, the Company shall use its best efforts to, as soon as reasonably practical, take such corporate action, subject to such approvals as may be required by applicable law, as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Company will use its best efforts to obtain promptly any authorization, consent, approval or take any other action or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon conversion of the Notes and Warrants.

     Section 5.2 Negative Covenants. The Company shall not, without the prior written consent of Investors owning at least a majority of the Shares (on a Fully-Diluted Basis) then owned by all Investors:

          (a) amend the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, if such amendment would change any of the rights, preferences or privileges of the Investors under the Notes or the Warrants;

          (b) take any action or permit any Subsidiary to take any action which the Company is precluded from taking by this Agreement, the Purchase Agreement or the Company's Certificate of Incorporation, as amended or restated from time to time;

          (c) make any loans, enter into any contracts or engage in other transactions with or permit any of its Subsidiaries to make any loans, enter into any contracts or engage in other transactions with, any of the Company's officers, directors, or any Person who, at the time, is a Five Percent Stockholder (or any Affiliates of any of the foregoing) in an amount equal to or in excess of $25,000 alone or when aggregated with other transactions with such Person in any rolling twelve (12) month period (other than employment agreements in effect on October 29, 2002, awards to employees, consultants, officers and directors of the Company under an equity incentive plan but only to the extent that such awards would be deemed to be "Exempt Issuances" under Section 2.3 hereof, and obligations of the Company reflected on its books and records as of October 29, 2002); or

          (d) agree to any of the foregoing.

                                   ARTICLE VI
                           COVENANTS OF THE INVESTORS

     Section 6.1 No Open Market Purchases. During the period commencing on the Closing Date (as defined in the Purchase Agreement) and running for three (3) years thereafter, the Investors shall not purchase any shares of the Company's Common Stock in open market transactions, unless such purchase is approved by the Board.

                                  ARTICLE VII
                     COVENANTS OF THE EXISTING STOCKHOLDERS

     Section 7.1 Over Issuances. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the outstanding Notes and the Warrants, each of the Existing Stockholders hereby agrees to promptly vote all of their Shares entitled to vote thereon to grant such approvals as may be required by applicable law to increase the amount of the Company's authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                                  ARTICLE VIII
                                  MISCELLANEOUS

     Section 8.1 Notices. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing signed by the sender, and shall be deemed duly given (i) on the date delivered if personally delivered, (ii) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (iii) on the Business Day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next business day delivery, or (iv) two (2)
Business Days after mailing, if mailed by United States postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable party at the address set forth below; provided that a party hereto may change its address for receiving notice by the proper giving of notice hereunder:

If to the Company to:           WorldWater Corp.
                                55 Route 31 South
                                Pennington, NJ 08543
                                Fax:  (609) 818-0720
                                Attn: Quentin T. Kelly

     With a copy (which shall not constitute notice) to:

                                Salvo, Russell, Fichter & Landau
                                510 Township Line Road
                                Suite 150
                                Blue Bell, Pennsylvania 19422
                                Fax: (215) 653-0383
                                Attn:  Stephen Salvo, Esq.

     If to the Investors, to the address set forth on the signature page to the Purchase Agreement. A copy (which shall not constitute notice) must also be sent to: Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068,
Attention: Edward M. Zimmerman, Esq., Telecopier No.: (973) 597-2400;  Telephone
No.: (973) 597-2500.

     Section 8.2 Entire Agreement. This Agreement and the other Transaction Documents, and the exhibits and schedules hereto and thereto, contains, and is intended to be, a complete statement of all the terms of the arrangements between or among the parties hereto with respect to the matters set forth herein, and supersedes any previous agreements, understandings and discussions between the parties hereto with respect to those matters. There are no promises, representations, warranties, covenants or undertakings other than those set forth herein and in the other Transaction Documents, and the exhibits and schedules hereto and thereto

     Section 8.3 Modifications and Amendments. This Agreement may not be amended or modified without the written consent of the Company and Investors owning at least a majority of the outstanding Shares (on a Fully-Diluted Basis) then owned by all Investors; provided, that any amendment or modification of any provision hereof requiring the consent, approval or other action by a greater percentage of the outstanding Shares owned by all Investors, shall require the written consent of such greater percentage of such Investors.

     Section 8.4 Benefit; Assignability. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder. The Common Stock, the Notes and the Warrants (together with the rights of the Investors relating to the Common Stock, the Notes and the Warrants) shall be transferable and assignable by each Investor to any investors in, and officers, directors, members, managers and partners of, an Investor, and any Affiliate (and each of its officers, directors, members, managers and partners) or heirs, personal representatives, or successors, of any of the foregoing.

     Section 8.5 Governing Law; Jurisdiction. This Agreement and any and all matters arising directly or indirectly herefrom ("Agreement Matters") shall be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict of law principles thereof. Each of the parties hereto hereby (i) irrevocably consents and submits to the sole exclusive jurisdiction of the United States District Court for the District of New Jersey and any state court in the State of New Jersey (and of the appropriate appellate courts from any of the foregoing) in connection with any suit, arbitration, mediation, action or other proceeding (each a "Proceeding") directly or indirectly arising out of or relating to any Agreement Matter; provided that a party to this Agreement shall be entitled to enforce an order or judgment of a such court in any United States or foreign court having jurisdiction over the other party hereto, (ii) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum, (iii) waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, and (iv) agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided for the giving of notice hereunder.

     Section 8.6 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by applicable law, the parties hereby waive any provision of law which renders any provisions hereof prohibited or unenforceable in any respect. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law.

     Section 8.7 Interpretation.

     (a) Article, Section, and Subsection headings are not to be considered part of this Agreement, are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents thereof.

     (b) Use of the terms "herein," "hereunder," "hereof," and like terms shall be deemed to refer to this entire Agreement and not merely to the particular provision in which the term is contained, unless the context clearly indicates otherwise.

     (c) Use of the word "including" or a like term shall be construed to mean "including, but not limited to."

     (d) Words importing a particular gender shall include every other gender, and words importing the singular shall include the plural and vice-versa, unless the context clearly indicates otherwise.

     Section 8.8 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing among the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

     Section 8.9 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall be effective upon delivery of counterpart signatures by all parties hereto. Execution and delivery of this Agreement by facsimile transmission shall constitute execution and delivery of this Agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

     Section  8.10 No Jury Trial.  Each party  acknowledges  and agrees that any
controversy   which  may  arise  under  this  Agreement  is  likely  to  involve complicated and difficult issues. Accordingly, each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect to any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 8.10.

     Section 8.11 Shares Subject to this Agreement. The Stockholders expressly agree that the terms and restrictions of this Agreement shall apply to all shares of capital stock of the Company which any of them now owns or hereafter acquires by any means, including without limitation by purchase, assignment or operation of law, or as a result of any stock dividend, stock split, reorganization, reclassification, whether voluntary or involuntary, or other similar transaction, and to any shares of capital stock of any successor in interest of the Company, whether by sale, merger, consolidation or other similar transaction, or by purchase, assignment or operation of law (the "Shares").

     Section 8.12 Legend. Each certificate representing the Shares held of record or beneficially owned by the Stockholders shall bear a legend in substantially the following form, until such time as the shares of capital stock represented thereby are no longer subject to the provisions hereof:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN INVESTOR RIGHTS AGREEMENT AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS DATED AS OF NOVEMBER 8, 2002, AS AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME, A COPY OF WHICH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY OR MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

     IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement or caused this Investor Rights Agreement to be executed by their duly authorized representatives, as of the date first written above.

                                   WORLDWATER CORP.


                                   By:
                                        /s/Quentin Kelly
                                        ----------------------------------------
                                        Name: Quentin Kelly
                                        Title:Chief Executive Officer


                                   MILLENNIUM 3 OPPORTUNITY FUND, LLC


                                   By: /s/Udi Toledano
                                       ----------------------------------------
                                       Name: Udi Toledano
                                       Title: Member Manager

              JOINDER SIGNATURE PAGE FOR "EXISTING STOCKHOLDERS" TO
             INVESTOR RIGHTS AGREEMENT DATED AS OF NOVEMBER 8, 2002


     The undersigned hereby agrees to be bound as an "Existing Stockholder" and as a "Co-Sale Stockholder" by the Investor Rights Agreement dated as of November 8, 2002 among WorldWater Corp. (the "Company"), a Delaware corporation, certain existing stockholders of the Company listed on Exhibit A attached thereto and the persons and entities listed on Exhibit B attached thereto, and agrees that such undersigned's signature below shall constitute execution of the Investor Rights Agreement.



Dated:                          /s/Quentin Kelly
                                Quentin Kelly

              JOINDER SIGNATURE PAGE FOR "EXISTING STOCKHOLDERS" TO
             INVESTOR RIGHTS AGREEMENT DATED AS OF NOVEMBER 8, 2002


     The undersigned hereby agrees to be bound as an "Existing Stockholder" by the Investor Rights Agreement dated as of November 8, 2002 among WorldWater Corp. (the "Company"), a Delaware corporation, certain existing stockholders of the Company listed on Exhibit A attached thereto and the persons and entities listed on Exhibit B attached thereto, and agrees that such undersigned's signature below shall constitute execution of the Investor Rights Agreement.



Dated:                          /s/Davinder Sethi
                                ------------------------------------------------
                                Davinder Sethi

              JOINDER SIGNATURE PAGE FOR "EXISTING STOCKHOLDERS" TO
             INVESTOR RIGHTS AGREEMENT DATED AS OF NOVEMBER 8, 2002


     The undersigned hereby agrees to be bound as an "Existing Stockholder" by the Investor Rights Agreement dated as of November 8, 2002 among WorldWater Corp. (the "Company"), a Delaware corporation, certain existing stockholders of the Company listed on Exhibit A attached thereto and the persons and entities listed on Exhibit B attached thereto, and agrees that such undersigned's signature below shall constitute execution of the Investor Rights Agreement.



Dated:                                  /s/Lange Schermerhorn
                                        ----------------------------------------
                                        Lange Schermerhorn

              JOINDER SIGNATURE PAGE FOR "EXISTING STOCKHOLDERS" TO
             INVESTOR RIGHTS AGREEMENT DATED AS OF NOVEMBER 8, 2002


     The undersigned hereby agrees to be bound as an "Existing Stockholder" by the Investor Rights Agreement dated as of November 8, 2002 among WorldWater Corp. (the "Company"), a Delaware corporation, certain existing stockholders of the Company listed on Exhibit A attached thereto and the persons and entities listed on Exhibit B attached thereto, and agrees that such undersigned's signature below shall constitute execution of the Investor Rights Agreement.



Dated:                                      /s/Rolf Frauendelder
                                           ------------------------------------
                                            Rolf Frauenfelder

              JOINDER SIGNATURE PAGE FOR "EXISTING STOCKHOLDERS" TO
             INVESTOR RIGHTS AGREEMENT DATED AS OF NOVEMBER 8, 2002


     The undersigned hereby agrees to be bound as an "Existing Stockholder" by the Investor Rights Agreement dated as of November 8, 2002 among WorldWater Corp. (the "Company"), a Delaware corporation, certain existing stockholders of the Company listed on Exhibit A attached thereto and the persons and entities listed on Exhibit B attached thereto, and agrees that such undersigned's signature below shall constitute execution of the Investor Rights Agreement.



Dated:                                  /s/Terri Harris
                                        ----------------------------------------
                                        Terri Harris

              JOINDER SIGNATURE PAGE FOR "EXISTING STOCKHOLDERS" TO
             INVESTOR RIGHTS AGREEMENT DATED AS OF NOVEMBER 8, 2002


     The undersigned hereby agrees to be bound as an "Existing Stockholder" by the Investor Rights Agreement dated as of November 8, 2002 among WorldWater Corp. (the "Company"), a Delaware corporation, certain existing stockholders of the Company listed on Exhibit A attached thereto and the persons and entities listed on Exhibit B attached thereto, and agrees that such undersigned's signature below shall constitute execution of the Investor Rights Agreement.



Dated:                                          /s/Rolf Haefeli
                                                -------------------------------
                                                Rolf Haefeli